Exhibit 5.1

Teekay Corporation

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Our reference: 25245.50083/US/80548821v2

January 26, 2018

Registration Statement on Form F-3 – Exhibit 5.1 Opinion

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Teekay Corporation, a Marshall Islands corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to 11,500,000 common shares of the Company, par value $0.001 per share (the “Shares”), as described in the Company’s registration statement on Form F-3 (File No. 333-221806) filed with the U.S. Securities and Exchange Commission on November 29, 2017 and declared effective on January 12, 2018 (the “Registration Statement”), the preliminary prospectus supplement dated January 23, 2018 to the base prospectus dated January 12, 2018 (the “Base Prospectus”) and the prospectus supplement dated January 24, 2018 to the base prospectus dated January 12, 2018 relating to the offering of the Shares (the “Prospectus Supplement”). The Shares are to be issued pursuant to an Underwriting Agreement, dated January 24, 2018 (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC as representatives of the several underwriters named therein.

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement;

(ii)	the Base Prospectus;

(iii)	the Prospectus Supplement;

(iv)	the Underwriting Agreement; and

(v)	such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary.

In such examination, we have assumed: (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct, and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)	that the issuance and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement, Base Prospectus, the Prospectus Supplement, the Underwriting Agreement and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Underwriting Agreement has been duly and validly authorized, executed and delivered by the parties thereto (other than the Company); and

(iii)	the validity and enforceability of the Underwriting Agreement against the parties thereto.

As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents, and the representations and warranties of the Company contained in the Underwriting Agreement. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Shares are issued and delivered after receipt of full payment therefor by the Company in accordance with the terms of the Underwriting Agreement, the Registration Statement, the Base Prospectus and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Company, the discussion of this opinion in the Registration Statement, and to the references to our firm in the Registration Statement, the Base Prospectus and the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP